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                     June 12, 2023

       Mohammad Hasan Hamed
       President, Chief Executive Officer, Chief Financial Officer
       BestGofer Inc.
       401 Ryland St Ste 200-A
       Reno, NV 89502

                                                        Re: BestGofer Inc.
                                                            Form 10-K for the
Fiscal Year Ended November 30, 2022
                                                            Filed March 29,
2023
                                                            File No. 000-56485

       Dear Mohammad Hasan Hamed:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services